Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS FIRST QUARTER 2021 RESULTS
Company Updates 2021 Projections
PARSIPPANY, N.J., April 28, 2021 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended March 31, 2021. Highlights include:
•Diluted earnings per share was $0.26, and adjusted diluted earnings per share was $0.36.
•Net income was $24 million and adjusted net income was $33 million.
•Adjusted EBITDA was $97 million.
•Generated $64 million of net cash provided by operating activities and $59 million of free cash flow.
•Global RevPAR declined 11% compared to first quarter 2020 and 31% compared to first quarter 2019 in constant currency.
•Paid quarterly cash dividend of $0.16 per share.
•Redeemed all $500 million aggregate principal amount of its outstanding 5.375% Senior Notes due 2026 on April 15, 2021.
•Company updates its previous 2021 projections.
“Wyndham's select-service franchise business model delivered a strong start to 2021 as leisure customers hit the road at a pace not experienced since the pandemic started and demand from our everyday business travelers continued to accelerate,” said Geoffrey A. Ballotti, president and chief executive officer. “We were very pleased to see our development pipelines grow sequentially, both domestically and internationally, and our room openings and deletions improve year-over-year. We were also encouraged to see conversion room openings increase year-over-year, representing over 70% of total openings this quarter."
Revenues declined from $410 million in the first quarter of 2020 to $303 million in the first quarter of 2021. The decline includes lower pass-through cost-reimbursement revenues of $55 million in the Company's hotel management business, which have no impact on adjusted EBITDA. Excluding cost-reimbursement revenues, revenues declined $52 million primarily reflecting an 11% decline in constant-currency global RevPAR.
The Company generated net income of $24 million, or $0.26 per diluted share, compared to $22 million, or $0.23 per diluted share, in the first quarter of 2020. The increase of $2 million, or $0.03 per diluted share, was a result of the Company's COVID-19 cost mitigation plan implemented in April 2020, lower volume-related expenses and the absence of restructuring and transaction-related expenses, which were partially offset by the global RevPAR decline.

The following discussion of first quarter operating results focuses on the Company’s key drivers as well as revenue and adjusted EBITDA for each of the Company’s segments. Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
System Size

	March 31, 2021	December 31, 2020	YTD Change (bps)
United States	486,000	487,300	(30)
International	311,200	308,600	80
Global	797,200	795,900	20

During the first quarter of 2021, the Company's global system grew 20 basis points reflecting strong growth in the Company's direct-franchising business in China, primarily offset by the impact from supply chain delays on new construction openings in the United States. As expected, terminations normalized in the first quarter and the Company remains solidly on track with its goal of achieving a 95% retention rate for the full year 2021.
RevPAR

	First Quarter 2021	First Quarter 2020	First Quarter 2019	YOY % Change	% Change vs. 2019
United States	$30.62	$33.45	$40.56	(8)	(25)
International	15.83	18.45	28.92	(14)	(45)
Global	24.90	27.68	36.21	(10)	(31)
Global and International RevPAR began to lap the onset of the COVID-19 pandemic in January 2021 while the U.S. began to lap its onset in March 2021. As such, comparisons to 2019 (on a two-year basis) are more meaningful when evaluating trends. On this basis, global RevPAR declined 31% reflecting a 25% decline in the U.S. and a 45% decline internationally. The 25% decline in the U.S. represents continued sequential improvement compared to a decline of 31% in the fourth quarter of 2020. The 45% decline internationally is consistent with the fourth quarter 2020 performance.
Business Segment Results

	Revenue			Adjusted EBITDA
	First Quarter 2021	First Quarter 2020	% Change	First Quarter 2021	First Quarter 2020	% Change
Hotel Franchising	$209	$243	(14)	$105	$110	(5)
Hotel Management	94	167	(44)	5	17	(71)
Corporate and Other	—	—	—	(13)	(18)	28
Total Company	$303	$410	(26)	$97	$109	(11)
Hotel Franchising revenues decreased $34 million year-over-year reflecting the global RevPAR decline, while adjusted EBITDA declined $5 million as the impact of the RevPAR decline was almost entirely offset by the Company's COVID-19 cost mitigation plan implemented in April 2020 and lower volume-related expenses.
Hotel Management revenues decreased $73 million year-over-year reflecting a $55 million reduction in cost-reimbursement revenues, which have no impact on adjusted EBITDA. Absent cost-reimbursements, Hotel

Management revenues decreased $18 million due to the global RevPAR decline and lower termination fees. Adjusted EBITDA declined $12 million year-over-year reflecting the revenue decrease, partially offset by lower volume-related expenses.
Development
The Company awarded 112 new contracts this quarter compared to 115 in first quarter 2020 and 124 in first quarter 2019. At March 31, 2021, the Company's development pipeline consisted of approximately 1,400 hotels and approximately 187,000 rooms, growing sequentially by 120 basis points, 70 basis points domestically and 150 basis points internationally. Approximately 64% of the Company’s development pipeline is international and 75% is new construction. Approximately 34% of the new construction pipeline under development has broken ground.
Cash and Liquidity
The Company generated $64 million of net cash provided by operating activities in the first quarter of 2021 compared to $17 million in first quarter 2020. Free cash flow was $59 million in the first quarter of 2021 compared to $10 million (which included $15 million of special-item cash outlays) in first quarter 2020.
At March 31, 2021, the Company had $531 million of cash on its balance sheet and $1.3 billion in total liquidity. In April 2021, the Company redeemed all $500 million aggregate principal amount of its outstanding 5.375% senior notes due 2026, which also reduced the Company’s total liquidity to approximately $750 million. The Company expects this redemption to reduce its annual cash interest expense by approximately $27 million. Coupled with the issuance of 4.375% senior notes in August of 2020, this redemption effectively returns the Company to pre-pandemic debt and liquidity levels while extending $500 million of maturity by approximately 2.5 years at a 100 basis point (or 19%) lower interest rate.
Dividends
The Company paid common stock dividends of $15 million, or $0.16 per share, in the first quarter of 2021.

2021 Projections

The Company is not providing a complete outlook for full-year 2021 given the RevPAR uncertainties ahead; however, the Company is updating the projections provided in February:

•Net rooms growth of 1% to 2%, consistent with February's projection.
•Every point of RevPAR change versus 2020 is now expected to generate approximately $2.8 million of adjusted EBITDA change versus 2020 (increased from $2.5 million per point in February).
•License fees are expected to be $70 million reflecting the minimum levels outlined in the underlying agreements, consistent with February's projection.
•Marketing, reservation and loyalty expenses are not expected to exceed marketing, reservation and loyalty revenues, consistent with February's projection. As such, the Company expects no meaningful impact to full-year 2021 adjusted EBITDA from the marketing, reservation and loyalty funds.

•The Company does not expect any meaningful special-item cash outlays in 2021, consistent with February's projection.
More detailed projections are available in Table 8 of this press release. The Company is providing certain financial metrics only on a non-GAAP basis because, without unreasonable efforts, it is unable to predict with reasonable certainty the occurrence or amount of all of the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Thursday, April 29, 2021 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at www.investor.wyndhamhotels.com. The conference call may also be accessed by dialing 877 876-9174 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website beginning at noon ET on April 29, 2021. A telephone replay will be available for approximately ten days beginning at noon ET on April 29, 2021 at 800 723-0549.
Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with over 8,900 hotels across nearly 95 countries on six continents. Through its network of over 797,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services. The Company’s award-winning Wyndham Rewards loyalty program offers 87 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com. The Company may use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company’s website in the Investors section, which can currently be accessed at www.investor.wyndhamhotels.com.

Accordingly, investors should monitor this section of the Company’s website in addition to following the Company’s press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements related to Wyndham Hotels’ current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures and dividends, restructuring charges and statements related to the coronavirus pandemic ("COVID-19"). Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham Hotels makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” "objective," “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions; the continuation or worsening of the effects from COVID-19, its scope, duration and impact on the Company’s business operations, financial results, cash flows and liquidity, as well as the impact on the Company’s franchisees and property owners, guests and team members, the hospitality industry and overall demand for travel; the success of the Company’s mitigation efforts in response to COVID-19; the Company’s performance in any recovery from COVID-19; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising and management businesses; the Company’s relationships with franchisees and property owners; the impact of war, terrorist activity, political instability or political strife; concerns with or threats of pandemics, contagious diseases or health epidemics, including the effects of COVID-19 and any resurgence or mutations of the virus and actions governments, businesses and individuals take in response to the pandemic, including stay-in-place directives and other travel restrictions; risks related to restructuring or strategic initiatives; risks related to the Company’s relationship with CorePoint Lodging; the Company’s ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to the Company’s ability to obtain financing and the terms of such financing, including access to liquidity and capital as a result of COVID-19; and the Company’s ability to make or pay, plans for, and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.
# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Dave DeCecco Group Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net revenues
Royalties and franchise fees	$78	$92
Marketing, reservation and loyalty	85	106
Management and other fees	19	32
License and other fees	20	21
Cost reimbursements	71	126
Other	30	33
Net revenues	303	410

Expenses
Marketing, reservation and loyalty	92	118
Operating	27	35
General and administrative	24	28
Cost reimbursements	71	126
Depreciation and amortization	24	25
Separation-related	2	1
Restructuring	—	13
Transaction-related, net	—	8
Total expenses	240	354

Operating income	63	56
Interest expense, net	28	25

Income before income taxes	35	31
Provision for income taxes	11	9
Net income	$24	$22

Earnings per share
Basic	$0.26	$0.23
Diluted	0.26	0.23

Weighted average shares outstanding
Basic	93.4	93.7
Diluted	93.8	93.9

Table 2
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

The reportable segments presented below represent our operating segments for which separate financial information is available and is utilized on a regular basis by our chief operating decision maker to assess performance and allocate resources. In identifying our reportable segments, we also consider the nature of services provided by our operating segments. Management evaluates the operating results of each of our reportable segments based upon net revenues and adjusted EBITDA. We believe that adjusted EBITDA is a useful measure of performance for our segments which, when considered with GAAP measures, allows a more complete understanding of our operating performance. We use this measure internally to assess operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Our presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. During the first quarter of 2021, we modified the definition of adjusted EBITDA to exclude the amortization of development advance notes to reflect how our chief operating decision maker reviews operating performance beginning in 2021. We have applied the modified definition of adjusted EBITDA to all periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Net revenues
2021	$209	n/a	n/a	n/a	n/a
2020	243	182	236	202	863
2019	269	331	379	300	1,279
Adjusted EBITDA (a)
2021	$105	n/a	n/a	n/a	n/a
2020	110	86	119	77	392
2019	115	164	197	153	629

Hotel Management
Net revenues
2021	$94	n/a	n/a	n/a	n/a
2020	167	76	101	94	437
2019	197	201	180	190	768
Adjusted EBITDA
2021	$5	n/a	n/a	n/a	n/a
2020	17	(4)	2	(1)	13
2019	16	16	13	21	66

Corporate and Other
Net revenues
2021	$—	n/a	n/a	n/a	n/a
2020	—	—	—	—	—
2019	2	1	1	2	6
Adjusted EBITDA
2021	$(13)	n/a	n/a	n/a	n/a
2020	(18)	(16)	(18)	(18)	(69)
2019	(18)	(19)	(18)	(19)	(74)

Total Company
Net revenues
2021	$303	n/a	n/a	n/a	n/a
2020	410	258	337	296	1,300
2019	468	533	560	492	2,053
Net income/(loss)
2021	$24	n/a	n/a	n/a	n/a
2020	22	(174)	27	(7)	(132)
2019	21	26	45	64	157
Adjusted EBITDA (a)
2021	$97	n/a	n/a	n/a	n/a
2020	109	66	103	58	336
2019	113	161	192	155	621

NOTE: Amounts may not add across due to rounding. See Table 7 for reconciliations of Total Company non-GAAP measures and
Table 9 for definitions.
(a)    Adjusted EBITDA for 2020 and 2019 has been recast to exclude the amortization of development advance notes to be consistent with the current year presentation.

Table 3
WYNDHAM HOTELS & RESORTS
CONDENSED CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Operating activities
Net income	$24	$22
Depreciation and amortization	24	25
Trade receivables	10	(17)
Accounts payable, accrued expenses and other current liabilities	(24)	(14)
Deferred revenues	9	(2)
Other, net	21	3
Net cash provided by operating activities	64	17
Investing activities
Property and equipment additions	(5)	(7)
Net cash used in investing activities	(5)	(7)
Financing activities
Proceeds from borrowings	—	744
Principal payments on long-term debt	(4)	(14)
Dividends to shareholders	(15)	(30)
Repurchases of common stock	—	(50)
Other, net	(2)	(3)
Net cash (used in)/provided by financing activities	(21)	647
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	—	(2)
Net increase in cash, cash equivalents and restricted cash	38	655
Cash, cash equivalents and restricted cash, beginning of period	493	94
Cash, cash equivalents and restricted cash, end of period	$531	$749

Free Cash Flow:
We define free cash flow to be net cash provided by operating activities less property and equipment additions, which we also refer to as capital expenditures. We believe free cash flow to be a useful operating performance measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases, to the extent permitted. This non-GAAP measure is not necessarily a representation of how we will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.

	Three Months Ended March 31,
	2021	2020
Net cash provided by operating activities	$64	$17
Less: Property and equipment additions	(5)	(7)
Free cash flow	$59	$10

Adjusted free cash flow (a)	n/a	$25

(a)    Reflects the adjustment of $15 million for payments in connection with our acquisition of La Quinta, our spin-off from Wyndham Worldwide and our agreement with CorePoint Lodging for the three months ended March 31, 2020. There are no adjustments in the three months ended March 31, 2021.

Table 4
WYNDHAM HOTELS & RESORTS
BALANCE SHEET SUMMARY AND DEBT
(In millions)
(Unaudited)

	As of March 31, 2021	As of December 31, 2020
Assets
Cash and cash equivalents	531	$493
Trade receivables, net	274	295
Property and equipment, net	268	278
Goodwill and intangible assets, net	3,230	3,240
Other current and non-current assets	337	338
Total assets	$4,640	$4,644

Liabilities and stockholders' equity
Total debt	$2,592	$2,597
Other current liabilities	308	325
Deferred income tax liabilities	364	359
Other non-current liabilities	385	400
Total liabilities	3,649	3,681
Total stockholders' equity	991	963
Total liabilities and stockholders' equity	$4,640	$4,644

Our outstanding debt was as follows:
	As of March 31, 2021	As of December 31, 2020

$750 million revolving credit facility (due May 2023)	$—	$—
Term loan (due May 2025)	1,550	1,554
5.375% senior unsecured notes (due April 2026) (a)	496	496
4.375% senior unsecured notes (due August 2028)	492	492
Finance leases	54	55
Total debt	2,592	2,597
Cash and cash equivalents	531	493
Net debt	$2,061	$2,104

Our outstanding debt as of March 31, 2021 matures as follows:
		Amount
Within 1 year (b)		$516
Between 1 and 2 years		21
Between 2 and 3 years		22
Between 3 and 4 years		22
Between 4 and 5 years		1,493
Thereafter		518
Total		$2,592

(a)    The Company redeemed these notes on April 15, 2021 primarily with available cash.
(b)    Includes 5.375% senior unsecured notes, which we redeemed on April 15, 2021.

Table 5
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended March 31,
	2021	2020	Change	% Change
Beginning Room Count (January 1)
United States	487,300	510,200	(22,900)	(4%)
International	308,600	320,800	(12,200)	(4)
Global	795,900	831,000	(35,100)	(4)

Additions
United States	3,500	2,900	600	21
International	4,100	3,300	800	24
Global	7,600	6,200	1,400	23

Deletions
United States	(4,800)	(6,300)	1,500	24
International	(1,500)	(2,600)	1,100	42
Global	(6,300)	(8,900)	2,600	29

Ending Room Count (March 31)
United States	486,000	506,800	(20,800)	(4)
International	311,200	321,500	(10,300)	(3)
Global	797,200	828,300	(31,100)	(4%)

	As of March 31,				FY 2019 Royalty Contribution (b)
	2021	2020	Change	% Change (a)
System Size
United States
Economy	249,200	256,800	(7,600)	(3%)
Midscale and Upper Midscale	203,400	209,200	(5,800)	(3)
Extended Stay/Lifestyle	16,800	23,800	(7,000)	(29)
Upscale	16,600	17,000	(400)	(2)
Total United States	486,000	506,800	(20,800)	(4)	86%

International
Greater China	146,500	153,900	(7,400)	(5)	3
Rest of Asia Pacific	27,900	28,600	(700)	(2)	1
Europe, the Middle East and Africa	66,500	68,900	(2,400)	(3)	4
Canada	40,500	40,800	(300)	(1)	5
Latin America	29,800	29,300	500	2	1
Total International	311,200	321,500	(10,300)	(3)	14

Global	797,200	828,300	(31,100)	(4%)	100%

(a)     2021 includes the global impacts from the Company’s previously announced termination events in 2020 resulting in the deletion of approximately 26,700 rooms.
(b)     FY 2019 provided to illustrate pre-pandemic results.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended March 31,
	2021	2020	% Change	Constant Currency % Change (a)	Two-Year Basis % Change (b)
Regional RevPAR Growth
United States
Economy	$27.41	$26.74	3%		(13%)
Midscale and Upper Midscale	33.12	37.41	(11)		(29)
Extended Stay/Lifestyle	37.85	47.68	(21)		(33)
Upscale	43.89	74.28	(41)		(52)
Total United States	$30.62	$33.45	(8)		(25)

International
Greater China	$13.72	$5.34	157	139%	(25%)
Rest of Asia Pacific	20.97	26.68	(21)	(28)	(46)
Europe, the Middle East and Africa	15.66	34.01	(54)	(54)	(65)
Canada	20.92	29.09	(28)	(32)	(42)
Latin America	14.60	29.13	(50)	(41)	(43)
Total International	$15.83	$18.45	(14)	(17)	(45)

Global	$24.90	$27.68	(10%)	(11%)	(31%)

Average Royalty Rate
United States	4.6%	4.6%	—
International	2.0%	2.2%	(20 bps)
Global	4.0%	4.0%	—

(a)     Excludes the impact of currency exchange movements.
(b)     Compares 2021 to 2019; international excludes the impact of currency exchange movements.

Table 6
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Global RevPAR
2021	$24.02	n/a	n/a	n/a	n/a
2020	$25.90	$17.05	$28.83	$23.19	$23.74
2019	$33.76	$42.04	$45.23	$34.51	$38.91
U.S. RevPAR
2021	$29.68	n/a	n/a	n/a	n/a
2020	$31.43	$23.19	$36.06	$27.28	$29.50
2019	$37.69	$48.65	$51.93	$37.96	$44.09
International RevPAR
2021	$15.26	n/a	n/a	n/a	n/a
2020	$17.39	$7.66	$17.39	$16.71	$14.75
2019	$27.56	$31.59	$34.79	$29.15	$30.80
Global Rooms
2021	748,700	n/a	n/a	n/a	n/a
2020	769,000	754,700	748,200	746,500	746,500
2019	745,300	751,300	758,400	770,200	770,200
U.S. Rooms
2021	452,500	n/a	n/a	n/a	n/a
2020	463,900	460,200	459,600	452,600	452,600
2019	454,900	457,600	460,100	464,600	464,600
International Rooms
2021	296,200	n/a	n/a	n/a	n/a
2020	305,100	294,500	288,600	293,900	293,900
2019	290,400	293,700	298,300	305,600	305,600

Hotel Management
Global RevPAR
2021	$38.17	n/a	n/a	n/a	n/a
2020	$50.00	$20.67	$34.34	$32.91	$34.67
2019	$63.25	$66.67	$66.65	$59.19	$64.01
U.S. RevPAR
2021	$42.89	n/a	n/a	n/a	n/a
2020	$54.35	$23.21	$39.12	$34.14	$37.97
2019	$65.58	$71.61	$70.75	$60.89	$67.32
International RevPAR
2021	$27.12	n/a	n/a	n/a	n/a
2020	$38.07	$13.78	$23.16	$29.86	$26.21
2019	$55.12	$49.53	$52.49	$53.67	$52.69
Global Rooms
2021	48,500	n/a	n/a	n/a	n/a
2020	59,300	58,200	55,800	49,400	49,400
2019	66,800	65,200	63,400	60,800	60,800
U.S. Rooms
2021	33,500	n/a	n/a	n/a	n/a
2020	42,900	41,800	38,100	34,700	34,700
2019	51,700	50,700	49,100	45,600	45,600
International Rooms
2021	15,000	n/a	n/a	n/a	n/a
2020	16,400	16,400	17,700	14,700	14,700
2019	15,100	14,500	14,300	15,200	15,200

Table 6 (continued)
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total System
Global RevPAR
2021	$24.90	n/a	n/a	n/a	n/a
2020	$27.68	$17.31	$29.23	$23.84	$24.51
2019	$36.21	$44.06	$46.94	$36.36	$40.92
U.S. RevPAR
2021	$30.62	n/a	n/a	n/a	n/a
2020	$33.45	$23.19	$36.31	$27.80	$30.20
2019	$40.56	$50.98	$53.79	$40.09	$46.39
International RevPAR
2021	$15.83	n/a	n/a	n/a	n/a
2020	$18.45	$7.96	$17.72	$17.37	$15.35
2019	$28.92	$32.47	$35.63	$30.29	$31.85
Global Rooms
2021	797,200	n/a	n/a	n/a	n/a
2020	828,300	812,900	804,000	795,900	795,900
2019	812,100	816,600	821,800	831,000	831,000
U.S. Rooms
2021	486,000	n/a	n/a	n/a	n/a
2020	506,800	502,000	497,700	487,300	487,300
2019	506,600	508,300	509,200	510,200	510,200
International Rooms
2021	311,200	n/a	n/a	n/a	n/a
2020	321,500	310,900	306,300	308,600	308,600
2019	305,500	308,300	312,600	320,800	320,800

NOTE: Amounts may not foot due to rounding. Results reflect the reclassification of rooms from the Hotel Management segment to the Hotel Franchising segment related to the CorePoint Lodging asset sales.

Table 7
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2021
Net income	$24
Provision for income taxes	11
Depreciation and amortization	24
Interest expense, net	28
Stock-based compensation expense	5
Development advance notes amortization (a)	2
Separation-related expenses (b)	2
Foreign currency impact of highly inflationary countries (c)	1
Adjusted EBITDA	$97

2020
Net income/(loss)	$22	$(174)	$27	$(7)	$(132)
Provision for/(benefit from) income taxes	9	(48)	15	(2)	(26)
Depreciation and amortization	25	25	24	24	98
Interest expense, net	25	28	29	30	112
Stock-based compensation expense	4	5	5	5	19
Development advance notes amortization (a)	2	2	2	2	9
Impairments, net (d)	—	206	—	—	206
Restructuring costs (e)	13	16	—	5	34
Transaction-related expenses, net (f)	8	5	—	—	12
Separation-related expenses (b)	1	—	—	1	2
Foreign currency impact of highly inflationary countries (c)	—	—	1	—	2
Adjusted EBITDA	$109	$66	$103	$58	$336

2019
Net income	$21	$26	$45	$64	$157
Provision for income taxes	5	10	21	14	50
Depreciation and amortization	29	27	26	28	109
Interest expense, net	24	26	25	25	100
Stock-based compensation expense	3	4	4	4	15
Development advance notes amortization (a)	2	2	2	2	8
Impairment, net (g)	—	45	—	—	45
Contract termination costs (h)	—	9	34	(1)	42
Restructuring costs (i)	—	—	—	8	8
Transaction-related expenses, net (f)	7	11	12	10	40
Separation-related expenses (b)	21	1	—	—	22
Transaction-related item (j)	—	—	20	—	20
Foreign currency impact of highly inflationary countries (c)	1	—	3	1	5
Adjusted EBITDA	$113	$161	$192	$155	$621

NOTE: Amounts may not add due to rounding.
(a)    Represents the non-cash amortization of development advance notes, which is now excluded from adjusted EBITDA to reflect how our chief operating decision maker reviews operating performance.
(b)    Represents costs associated with our spin-off from Wyndham Worldwide.
(c)    Relates to the foreign currency impact from hyper-inflation in Argentina, which is reflected in operating expenses on the income statement.
(d)    Represents a non-cash charge to reduce the carrying values of certain intangible assets to their fair values principally attributable to higher discount rates primarily resulting from increased share price volatility, partially offset by $3 million of cash proceeds from a previously impaired asset.
(e)    Represents charges associated with restructuring initiatives implemented in response to the effects on travel demand as a result of COVID-19.
(f)    Primarily relates to integration costs incurred in connection with our acquisition of La Quinta.
(g)    Represents a non-cash charge associated with the termination of certain hotel-management arrangements.
(h)    Represents costs associated with the termination of certain hotel-management arrangements.
(i)    Represents a charge focused on enhancing our organizational efficiency and rationalizing our operations.
(j)    Represents the one-time fee credit related to our agreement with CorePoint Lodging, which is reflected as a reduction to hotel management revenues on the income statement.

Reconciliation of Adjusted EBITDA Margin:
Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net revenues excluding cost reimbursements. The calculation of adjusted EBITDA margin excludes cost reimbursement revenues, which primarily represent payroll costs for operational employees at certain of the Company’s managed hotels. Although these costs are funded by hotel owners, accounting guidance requires the Company to report these costs on a gross basis as both revenues and expenses. As there are no resultant earnings from these revenues, the Company excludes these amounts from the adjusted EBITDA margin calculation.

	Three Months Ended March 31,
	2021	2019
Net revenues	$303	$468
Less: Cost reimbursements	71	155
Net revenues excluding cost reimbursements	$232	$313

Adjusted EBITDA (see table above)	$97	$113
Adjusted EBITDA margin	42%	36%

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended March 31,
	2021	2020
Diluted EPS	$0.26	$0.23

Net income	$24	$22

Adjustments:
Separation-related expenses	2	1
Restructuring costs	—	13
Transaction-related expenses, net	—	8
Foreign currency impact of highly inflationary countries	1	—
Acquisition-related amortization expense (a)	9	10
Total adjustments before tax	12	32
Income tax provision (b)	3	7
Total adjustments after tax	9	25
Adjusted net income	$33	$47
Adjustments - EPS impact	0.10	0.27
Adjusted diluted EPS	$0.36	$0.50

Diluted weighted average shares outstanding	93.8	93.9

(a)    Reflected in depreciation and amortization on the income statement.
(b)    Reflects the estimated tax effects of the adjustments.

Table 8
WYNDHAM HOTELS & RESORTS
2021 PROJECTIONS
As of April 28, 2021
(In millions)
	Projections as of April 28, 2021	Projections as of February 10, 2021

Adjusted EBITDA sensitivity to global RevPAR change (a)	$2.8 per point	$2.5 per point

License fees (b)	$70	$70
Marketing, reservation and loyalty funds	Break even	Break even

Depreciation and amortization expense (c)	$60 - 62	$60 - 62
Stock-based compensation expense	$27 - 29	$27 - 29
Interest expense, net (d)	$94 - 96	$113 - 115
Adjusted tax rate	28%	28%

Capital expenditures	Approx. $40	Approx. $40
Development advance notes	Approx. $40	Approx. $40
Free cash flow conversion rate (e)	Approx. 50%	Approx. 50%

Diluted shares (f)	94.1	94.1

Year-over-Year Growth
Number of rooms	1% - 2%	1% - 2%

(a)    Excludes impacts from license fees and the marketing funds. Change from February reflects better-than-expected results at our two owned hotels and the removal of the conservatism embedded in February’s estimate.
(b)    Reflects the minimum levels outlined in the underlying agreements.
(c)    Excludes amortization of acquisition-related intangible assets of $36 - $38 million.
(d)    Change from February reflects the savings achieved in connection with the Company's redemption of the 5.375% senior unsecured notes. Excludes redemption premium and non-cash expenses associated with the early extinguishment of the notes.
(e)    Represents the percentage of adjusted EBITDA that is expected to produce free cash flow.
(f)    Excludes the impact of any share repurchases in 2021.

In determining adjusted EBITDA sensitivity to global RevPAR, interest expense, net, the adjusted tax rate and the free cash flow conversion rate, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. We are providing these measures on a non-GAAP basis only because, without unreasonable efforts, we are unable to predict with reasonable certainty the occurrence or amount of all the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Table 9
WYNDHAM HOTELS & RESORTS
DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS: Represents net income (loss) and diluted earnings (loss) per share excluding acquisition-related amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related) and foreign currency impacts of highly inflationary countries. We calculate the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income (loss) excluding net interest expense, depreciation and amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related), foreign currency impacts of highly inflationary countries, stock-based compensation expense, income taxes and development advance notes amortization. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
During the first quarter of 2021, we modified the definition of adjusted EBITDA to exclude the amortization of development advance notes to reflect how our chief operating decision maker reviews operating performance beginning in 2021. We have applied the modified definition of adjusted EBITDA to all periods presented.
Adjusted Free Cash Flow: Adjusted free cash flow represents free cash flow excluding special-item cash outlays, which are related to our acquisition of La Quinta, our spin-off from Wyndham Worldwide and our agreement with CorePoint Lodging. We believe adjusted free cash flow to be a useful operating performance measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases, to the extent permitted. This non-GAAP measure is not necessarily a representation of how we will use excess cash. A limitation of using adjusted free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that adjusted free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Free Cash Flow: See Table 3 for definition.
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which we receive a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on our franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.